Exhibit 10.5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Trading Agreement

Reference Number: XYSLR001

Trading Agreement Date: 1st January 2004

This documents and records the Agreement and Acceptance of the terms and conditions applicable to all Xyratex Purchase Orders from whatever location and covers all Solectron locations stipulated:

Signed for and on behalf of:

A:            Xyratex Technology Limited

Name : John Andrews

Name: Steve Parnell

Title : Commodity Specialist	Title: PCBA Commodity Manager

B:            Solectron Corporation (Milpitas)

Name : Joe Tang

Title : Senior Vice President (Asia Pacific Operations)

[For and on behalf of Solectron Corporation]

Xyratex, Langstone Road, Havant, PO9 1SA  Trading Agreement

ABSTRACT

This document sets forth the terms and conditions between Xyratex Technology Limited (hereinafter referred to as Xyratex) and Solectron Corporation and its subsidiaries and affiliates as detailed in Appendix 1 (hereinafter referred to as the “Supplier”) for the provision of Goods and/or Services which may be ordered by Xyratex during the term of this Trading Agreement.

The Trading Agreement records the agreement of the terms and conditions that would apply upon the issue of an Order by Xyratex.

This Trading Agreement is made between:

Xyratex Technology Limited

Langstone Technology Park

Langstone Road

Havant,

Hampshire PO9 1SA

England

whose address for the purpose of this Trading Agreement is as quoted above, and

Solectron Corporation

847 Gibraltar Drive

Milpitas, CA 95035

USA

whose address for the purpose of this Agreement is as stated above and it`s Subsidaries and affiliates stated in Appendix 1.

Xyratex desires the Supplier to supply Electronic Assemblies the Supplier is willing to perform the Services on the terms and conditions set forth in this Trading Agreement.

XYRATEX PURCHASE TERMS AND CONDITIONS

Version 2b

Table of Contents

Clause:

1.	DEFINITIONS
2.	THE ORDER
3.	PRICE
4.	TITLE
5.	MATERIALS, PROPERTY, DOCUMENTS AND DATA
6.	CARRIAGE AND PACKING
7.	EARLY DELIVERY
8.	QUALITY WARRANTIES
9.	SUCCESSORS AND ASSIGNMENT
10.	SUBCONTRACTS
11.	TERMINATION
12.	INSURANCE
13.	CONFIDENTIAL INFORMATION
14.	PUBLICITY
15.	GIFTS
16.	INTELLECTUAL PROPERTY RIGHTS
17.	COMPLIANCE WITH LAWS AND REGULATIONS
18.	COUNTRY OF ORIGIN
19.	HARMFUL CODE
20.	PRODUCT DATE COMPLIANCE (Y2000)
21.	TOOLS
22.	PAYMENT TERMS
23.	LANGUAGE
24.	APPLICABLE LAW
25.	TERM AND REVIEW
26.	TERMINATION OF TRADING AGREEMENT
27.	CHANGES TO THE TRADING AGREEMENT
28.	CONTINUITY OF SUPPLY
29.	ACKNOWLEDGEMENT AND ACCEPTANCE OF PURCHASE ORDERS
30.	SURVIVORSHIP
31.	APPENDICES TO TRADING AGREEMENT

The Order shall be deemed to be accepted either by the express oral or written acceptance of the offer by the Supplier or by the dispatch of any part of the Goods and/or performance of the Services specified on the face of the Order. Xyratex expressly limits acceptance to the terms stated on both sides of the Order and any attachments. Xyratex and Supplier agree that any additional or modified terms contained in any acceptance or other form provided by the Supplier shall not apply to the order.

CLAUSE 1.                                  DEFINITIONS

The following expressions are defined as:

1) “Xyratex” (the trading name of Xyratex Technology Limited and its subsidiary companies) shall mean the company which issues the Order. The company issuing the order is detailed on the face of the Order.

2) “Supplier” shall mean the person, firm or company to whom the Order is addressed.

3) “Goods” shall mean articles, materials, software or any other items as detailed on the face of the Order.

4) “Services” shall mean the service as detailed on the face of the Order.

5) “Affiliate” means any subsidiary, holding company, or company with a holding company in common as defined in Section 736 of the UK Companies Act 1985, or equivalent legislative act within the country that the Order originates however, any such subsidiary or company or other entity shall be deemed to be an Affiliate for the purposes of the relevant Order only so long as such ownership exists.

6) “Order” shall mean the purchase order.

7) “Forecast” shall mean schedules provided to the Supplier which predict future requirements. The Forecast will be for planning purposes only and does not constitute an Order.

8) “Specification” shall mean drawings, documents, electronic data and other items used to define the Goods or Service.

9) “Trading Agreement” shall mean this document and the schedules and attachments hereto.

CLAUSE 2.                                  THE ORDER

Reference to Supplier’s bids or proposals in the Order shall not, unless otherwise provided for on the face of the Order, modify the terms and conditions of the Order, and no other agreement or quotation modifying any such terms and conditions will be binding upon Xyratex unless made in writing and signed by Xyratex’s authorised representative. Where the Order is issued pursuant to, or forms part of a separate Xyratex Agreement for Goods or Services, the terms and conditions of such Agreement, if in conflict with those of the Order, shall take precedence, but only to the extent of such conflict.

CLAUSE 3.                                  PRICE

The price detailed on the face of the Order will not be changed for the duration of the Order unless mutually agreed and covered by a formal Purchase Order amendment.

CLAUSE 4.                                  TITLE

Goods and Services of the Order shall pass at time of delivery, provided that passing of title does not prejudice either Xyratex’s right to reject for non-conformity with the Specification or any other rights that Xyratex may have under the Order. If advance payments from Xyratex to the Supplier pursuant to the Order are made, then title, but not risk, is passed to Xyratex when Goods or Services are allocated to the Order. All items allocated should be adequately marked and recorded as being the property of Xyratex.

CLAUSE 5.                                  MATERIALS, PROPERTY, DOCUMENTS AND DATA

Any such items, tangible or intangible, consigned or issued by Xyratex to the Supplier in connection with work being performed for Xyratex shall be used solely for such purposes, and upon termination or completion of the Order, shall be returned to Xyratex upon request. The Supplier shall not transmit or communicate outside the country in which it is resident or registered, or except for purchases of materials normally purchased by the Supplier, communicate or divert to others, any Xyratex specification, drawing or other data, or product of such data.

CLAUSE 6.                                  CARRIAGE AND PACKING

All Goods are to be delivered carriage and insurance  paid (Incoterms 2000 CIP), or unless otherwise indicated in writing , to the address specified on the Order, and all costs and expenses incurred or suffered for the transport and delivery shall be payable by the Supplier unless otherwise agreed. Xyratex accepts no responsibility for the risk of damage, loss or delay in transit. All packages must be clearly marked with the country of origin of Goods, name and address of sender and Xyratex Order number as detailed on the Order, part number (if applicable), and show gross tare and net weight and/or quantity.  All related shipping documentation required for the fulfillment of the Order shall be provided by the Supplier at no additional cost to Xyratex.

CLAUSE 7.                                  EARLY DELIVERY

Xyratex has the right to return to the Supplier, at the Supplier’s expense, any Goods delivered more than 5 days before the agreed delivery date.

CLAUSE 8.           QUALITY WARRANTIES

The Supplier acknowledges that it understands the purpose and conditions of use of the Goods or Services supplied in accordance with the Order. The Supplier warrants that the Goods or Services comply with their specified description, are in accordance with the Xyratex Specification, if provided, are fit for the purpose for which they were designed or required, and are of merchantable and satisfactory quality, and Services will be performed with skill and care. Goods and Services are subject to Xyratex inspection after delivery or performance. If such warranties are not met, then at the option of Xyratex, the Goods or Services may be rejected and;

1) The Supplier’s account debited; and

2) The Order may be cancelled in full if the in the event that Xyratex demand reduces as a result of such warranties not being met by the Supplier; or

3) Goods or Services may be reworked by Xyratex or a third party, the third party to be mutually agreed; or

4) Goods or Services may be returned to Supplier, who shall replace, repair or re-perform and/or redeliver;

all of the above will be conducted to the satisfaction of Xyratex, at the Supplier’s expense and risk.

Inspection, delivery, approval or payment by Xyratex shall not operate as a waiver of any breach of warranty or of any term or condition of the Order.  No rights, remedies and warranties available to Xyratex under the Order or by operation of law are waived or modified except by Xyratex in writing.

The Supplier shall warrant the Goods or Services for [xxx] from delivery.

CLAUSE 9.                                  SUCCESSORS AND ASSIGNMENT

The Order shall be binding upon and inure to the benefit of Xyratex, its successors and assigns, and shall be binding upon and inure to the benefit of the Supplier, its successors, and to the extent assignment is approved by Xyratex as provided in the

Order, the Supplier’s successors and assigns.

All rights and benefits in the Order are or may be assigned by Xyratex to its Affiliate. Xyratex will give written notification to the supplier of the intent of such assignment.

The Supplier may not delegate, assign or transfer its rights or obligations under this Agreement, whether in whole or part, without the written consent of Xyratex.

CLAUSE 10.                           SUBCONTRACTS

The Supplier shall not subcontract, delegate or assign its obligations under the Order without the prior written consent of Xyratex. Purchases of materials normally purchased by the Supplier or required by the Order shall not be construed as subcontracts, delegations or assignments requiring consent. The Supplier shall, in any event, remain responsible for the performance of the Order and have sole responsibility for the management of all subcontractors in executing the Order. The Supplier shall accept full responsibility for all risk, loss and damage howsoever arising from the use of any such subcontractor.

CLAUSE 11.                           TERMINATION

Default

The occurrence of any of the following shall constitute an “Event of Default” on the part of the Supplier;

1) Failure to deliver the Goods or perform the Services within the time specified in the Order;

2) Failure to have demonstrated commercially reasonable efforts to fulfil the obligations of the Order, so as to endanger its ability to perform the Order;

3) Failure to perform any other obligation, agreement or covenant of the Order;

In an Event of Default as defined herein, Xyratex shall have the option to terminate the Order in part or in full.

Convenience

The Order may be terminated at Xyratex’s option at any time by giving notice. In the event of such termination notice, the Supplier shall at all times mitigate the effect of any such termination and shall invoke all cancellation agreements relevant to the Order and within [xxx] of the termination notice submit in writing to Xyratex an auditable account of the Order, records of which shall be made available for inspection detailing. Xyratex will be liable, once mutually agreed, for the following:

1) The order price of finished Goods or Services and the cost of work in progress specific to the Order that are within the specified lead times, lead time profile or agreed finished goods hub stock;

2) Liability for materials, components or other items or services purchased by the Supplier exclusively for the fulfillment of the Order and delivered to the Supplier; and

3) The Supplier’s liability for materials, components, other items or services for which firm irrevocable commitments have been made to a subcontractor for the exclusive benefit of the Order;

Notwithstanding the foregoing Xyratex shall not be liable to pay for any goods or services which are not in accordance with the Specification, not determined in writing within [xxx] of notice nor shall Xyratex be liable for any loss or damage other than provided for in this clause and, in particular, Xyratex expressly excludes liability for indirect, specific or consequential loss or damages for the loss of profit, business, revenue, goodwill or anticipated savings.

Supplier will report to Xyratex on a monthly basis, the value of any unique “excess or obsolete material” directly attributable to Xyratex projects that has been bought against a specified Purchase Order. Any such material which is reported as non-moving, with no activity or usage for a > (greater than) 6 months period will be subject to review by both parties and disposition on liability. The Supplier shall also report on a monthly basis the lead times of any unique components.

Xyratex will honour (by means of a Purchase Order or Letter of Authority) all fair and reasonable excess or obsolete materials, provided they are mutually agreed between both Xyratex and the Supplier. In all cases, the Supplier will mitigate to reduce any such agreed liabilities to a minimum and also by enforcing buy back agreements with component suppliers (unless otherwise agreed).

The process in which the format, type and timescales of this information is to be further detailed in a separate Service Level Agreement which is to be agreed between both Supplier and Xyratex.

CLAUSE 12.                           INSURANCE

The Supplier shall be liable for and shall indemnify Xyratex against any claim, cost or proceeding resulting from death or injury to any person(s) or damage to any property caused by the negligence of the Supplier or of the Supplier’s employees.  The Supplier shall arrange, and provide evidence to Xyratex as required, Public Liability insurance with a indemnity equivalent to [xxx] in respect of any one claim or incident, and which shall remain in place for the term of the Order.

CLAUSE 13.                           CONFIDENTIAL INFORMATION

The Supplier shall not disclose to any third party or use for any purpose other than to fulfil its obligations under the Order, any information received from Xyratex or its Affiliates in connection with the Order which has been disclosed by Xyratex to the Supplier in confidence, except that which is otherwise publicly available or is publicly disclosed by Xyratex or its Affiliates subsequent to receipt by Supplier of such information, or is rightfully received by the Supplier from a third party. The Supplier and Xyratex shall sign a formal Reciprocal Non Disclosure Agreement encompassing all business conducted between the Supplier and Xyratex.

CLAUSE 14.                           PUBLICITY

The Supplier shall not, without the written consent of Xyratex, advertise, or otherwise disclose the existence of the Order, or the fact that the Supplier has furnished, or agreed to furnish, to Xyratex Goods or Services.

CLAUSE 15.                           GIFTS

The Supplier shall not make or offer gifts or gratuities to Xyratex employees. Such gifts or offerings may be construed as attempts to improperly influence the business relationship with Xyratex.

CLAUSE 16.                           INTELLECTUAL PROPERTY RIGHTS

1) In a case where Goods are to be developed or created for Xyratex as specified the Order, all intellectual property rights arising from such development or creation (except patent rights which are subject to paragraph (2) below) shall belong exclusively to Xyratex, and the Supplier hereby assigns such rights to Xyratex. The Supplier shall obtain from all contributors to the development or creation of such Goods a full waiver of any moral rights therein.

2)The right to apply for patent protection on an invention made by the Supplier in the creation or development of Goods, and any patent granted thereon, shall belong to the Supplier. The Supplier hereby grants to Xyratex and its Affiliates a world-wide, non-exclusive, royalty-free, irrevocable, unrestricted license under any such patent granted.  Any license granted will be valid only during the course of business between both parties and will cease on termination of this Trading Agreement.

CLAUSE 17.                           COMPLIANCE WITH LAWS AND REGULATIONS

Both parties shall at all times comply and act so as to enable the other party to comply, and indemnify the other party against any damage arising from breach of this condition, with all applicable laws, statutory regulations and enactment’s including, but not limited to, those relating to health and safety at work and the control of hazardous substances.

The Supplier shall supply the Goods and Services with environmental responsibility, shall not supply or use asbestos, or materials or equipment containing asbestos, in the provision of the Goods and Services. And all Goods and Services supplied which contain or are manufactured using ozone depleting substances (as defined by the Montreal Protocol) shall, be clearly and securely, labeled by the supplier as follows :

Warning :

Contains or manufactured with, (insert chemical name of substance(s) ), a substance which harms public health and the environment by destroying ozone in the upper atmosphere.

CLAUSE 18.                           COUNTRY OF ORIGIN

The Supplier shall declare the country of origin of all Goods or Services on all invoices, advice notes and packaging.

CLAUSE 19.                           HARMFUL CODE

“Harmful Code” shall mean any computer code or programming instructions that are intentionally constructed with the ability to damage or otherwise adversely affect computer programs, data files or hardware without the agreement or intent of the user, and includes instructions known as worms and viruses.

The Supplier will take  all reasonable efforts and measures to ensure that any code provided in the Goods or Services shall not contain any Harmful Code. The Supplier will notify Xyratex immediately of any suspected contamination, and take remedial action to remove any of the Harmful Code.

CLAUSE 20.                           PRODUCT DATE COMPLIANCE (Y2000)

Supplier represents and warrants to Xyratex that Supplier has undertaken measures to eliminate, to the extend reasonably practicable, disruption to Supplier’s internal systems and processes involved in performing services as provided in this agreement as a result of or due to the date change from and between December 1999 and January 2000, and due to the year being a leap year.

CLAUSE 21.                           TOOLS

Where the Order includes the provision of tools, including the materials and property referred to in Section 5, to be used by the Supplier for the manufacture of Goods or supply of Services to the Specification, the following shall apply. Any tools, materials and property supplied by Xyratex shall be inspected by Solectron and, subject to acceptance of the foregoing, Solectron shall accept risk and responsibility.

1) Such tools and related documents shall:

a) become and remain the property of Xyratex;

b) be marked with an appropriate number provided by Xyratex;

c) not be mortgaged or encumbered in any way;

d) be used, subject to the approval of Xyratex, only for the manufacture of Goods for Xyratex;

e) be warranted by Supplier capable of producing to the Specification;

f) be regularly serviced, maintained, repaired or replaced as necessary for their agreed life at the cost, except when in the possession of Xyratex, and any such replacement tools shall become and remain the property of Xyratex;

g) not be moved by the Supplier from its premises, or modified in any way, without the prior approval of Xyratex; and

h) be made readily available for inspection by Xyratex at all reasonable times.

i) tools consigned by Xyratex for use by supplier shall be warranted by Xyratex as fit for purpose. Any maintenance, repair or replacement required will be the responsibility of Xyratex.

2) The Supplier shall be responsible for all damage to property or death or injury to persons arising from use or possession of the tools and shall indemnify Xyratex against all related claims or damages.

3) The Supplier upon request from Xyratex, and at no cost to Xyratex, except for reasonable delivery charges, shall deliver the tools and related documentation to Xyratex. In the event that the Supplier:

(a) fails to comply promptly with such request; or

(b) is unable to continue production; or

(c) is in the process of actual or impending insolvency, receivership and/or liquidation; or

(d) is in breach of the Order;

then Xyratex shall have the right to enter the Supplier’s premises and take immediate possession of the tools and related documents, and the Supplier expressly waives any rights or remedies it may have with regard to such tools and related documentation including, but not limited to, any rights to notice and a hearing, undertaking or surety which might otherwise be required to be given to the Supplier before any writ or court order may be issued or become enforceable. The Supplier shall notify Xyratex promptly of any of the events described in (b) or (c) above.

CLAUSE 22.         PAYMENT TERMS

Supplier invoices, acceptable to Xyratex will be paid [xxx].

CLAUSE 23.         LANGUAGE

English shall be the language for all means of communication between the Supplier and Xyratex in any matter concerning the Order.

CLAUSE 24.         APPLICABLE LAW

The Order shall be governed by the laws of England, whose courts shall be the exclusive courts of competent jurisdiction, or by the laws of the country from which the Order originates at the sole discretion of Xyratex.

CLAUSE 25.         TERM AND REVIEW

This Trading Agreement shall commence on 1st November 2003 and shall remain in effect indefinitely, subject to the Termination provision (Clause 26) being exercised by either party.

CLAUSE 26.         TERMINATION OF TRADING AGREEMENT

This Trading Agreement may be terminated by:

• either party giving [xxx] written notice to the other.

Either party shall have the option to terminate the order in part or in full should the following occur:

1) The filing of any voluntary petition in bankruptcy by the Supplier, or the filing of an involuntary petition by the Supplier’s creditors;

2) The appointment of a receiver to take possession of substantially all of the Supplier’s assets;

3) The execution or other judicial seizure of all or substantially all of the Supplier’s assets;

The termination of this Trading Agreement shall not affect or impair any rights obligations under any, then pending purchase orders in existence prior to such termination or expiration, nor shall it relieve any portion of any obligation or liability incurred hereunder or thereunder prior to such termination or expiration, nor shall it effect or impair the rights of either party arising out of this Trading Agreement prior to such termination or expiration. Except as expressly provided therein or as otherwise agreed upon by the parties in writing at the time of the termination.

CLAUSE 27.         CHANGES TO THE TRADING AGREEMENT

Any change to this Trading Agreement shall be recorded and re-issued.  Notice of any request for change by either party is to be submitted in writing to the other and shall include, but not be limited to:

• a definition of the proposed change;

• a statement of action needed to implement the change; and

• the necessary changes to the scope of Goods and/or Services.

Following notice of any requested change, until such time as change may be agreed by the parties, the existing terms and conditions of this Trading Agreement shall prevail.  The request for change shall be reviewed without unreasonable delay.

CLAUSE 28.         CONTINUITY OF SUPPLY

The Supplier undertakes to provide a minimum of six months notice of obsolescence of the Goods or constituent parts, supplied pursuant to the Xyratex Order(s) or parts thereof required for the manufacture of the Goods detailed in the Order(s).

The Supplier shall advise Xyratex forthwith of any factors or circumstances which shall or are likely to, affect the continuity of supply of Goods and/or Services. Whereby six months notice is not forthcoming from component manufacturers then Solectron will advise the maximum possible notification in these instances.

CLAUSE 29.         ACKNOWLEDGEMENT AND ACCEPTANCE OF PURCHASE ORDERS

For the term of this Trading Agreement the Supplier shall acknowledge, in writing, and confirm the acceptance of all orders within (3) working days of receipt of the Purchase Order.

CLAUSE 30.         SURVIVORSHIP

The provision and obligations to Clauses 4 (Title), 7 (Early Delivery), 8 (Quality Warranties), 9 (Successors & Assignment), 11 (Termination), 12 (Insurance), 13 (Confidential Information), 16 (Intellectual Property Rights), 19 (Harmful Code), 20 (Product Date Compliance), 21 (Tools), 22 (Payment Terms), 24 (Applicable Law)

and shall survive any such termination or cancellation of this Trading Agreement for what ever reason.

CLAUSE 31.         APPENDICES TO TRADING AGREEMENT

Appendices are to be added to this Trading Agreement (in the form of official amendment) by mutual consent. Such appendices will cover Service Level Agreements and Supply Quality Requirements specific to the individual business unit of Xyratex Technology. These documents are to be added after conclusion of the Trading Agreement.

Appendix One

Solectron Technology Singapore Private Limited:

Solectron Singapore Pte. Ltd.
    138 Joo Seng Road
    Singapore 368261
    Tel: (65) 6378-4355

Solectron Technology Singapore Pte. Ltd.
    12 Kallang Way
    Singapore 349216
    Tel: (65) 6841-1888

Solectron Technology (Malaysia) Sdn. Bhd:

Solectron Technology, Sdn. Bhd.
    PLO 226A, Kawasan Perindustrian Senai Fasa III
    81400, Senai
    Johor
    Malaysia
    Tel: (607) 559-2225

Solectron Technology, Sdn. Bhd.
    Plot 13, Phase IV
    Prai Industrial Estate
    13600 Prai
    Penang
    Malaysia
    Tel: (604) 507-5600

Solectron Malaysia Sdn. Bhd.
    No. 2736 Mk1, Lorong Perusahaan, Baru 2
    Prai Industrial Estate
    13600 Prai
    Penang
    West Malaysia
    Tel: (604) 398-6808

Solectron (Shenzhen) Technology Co:

Solectron (Shenzhen) Technology Co., Ltd.
    3, Tian Fu Road
    Tong Fu Yu Industrial Park
    Shenzhen
    PRC, 518103
    Tel: 86 (755) 7314188

Solectron (Suzhou) Technology Co Ltd:

Solectron (Suzhou) Technology Co., Ltd.
    No. 9, Suqian Road
    China-Singapore Suzhou Industrial Park
    Suzhou, Jiangsu
    PRC, 215021
    Tel: 86 (512) 6761-2300

PT Solectron Technology Indonesia:

PT Solectron Technology Indonesia
    Blk 515 JI Rambutan
    Muku Kuning, Batam 29433
    Indonesia
    Tel: 62 (80) 611660

Xyratex Technology Limited:

Xyratex Technology Limited

Langstone Technology Park

Langstone Road

Havant,

Hampshire PO9 1SA

England

Xyratex (Malaysia) Sdn. Bhd:

Xyratex (Malaysia) Sdn. Bhd.
Lots 34 & 37

Persiaran Bunga Tanjung 1

Senawang Industrial Park

70400 Seremban

Negeri Sembilan, Malaysia

Tel: 60 6679 5400

Xyratex Sacremento:

Xyratex Technology.
840 Embarcadero Drive

Suite 80

West Sacremento

California

95605-1503

USA

Tel: 916 375 8181

Xyratex San Jose:

Xyratex Technology.
2031 Concourse Drive

San Jose

California

95131-1727

USA

Tel: 408 894 0800